Exhibit 10.7

SIXTH AMENDMENT TO
CREDIT AGREEMENT	BANK OF AMERICA, N.A.

Date: March 13, 2009

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”) is made to the Credit Agreement (as amended, the “Credit Agreement”; capitalized terms used herein but not defined have the meanings given to them in the Credit Agreement, as amended by this Sixth Amendment) dated as of July 2, 2007 by and among:

(a) AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.)), a corporation organized under the laws of the State of California, with its principal executive offices at 747 Warehouse Street, Los Angeles, California 90021, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party to the Credit Agreement; and

(b) the BORROWERS now or hereafter party to the Credit Agreement; and

(c) the FACILITY GUARANTORS now or hereafter party to the Credit Agreement; and

(d) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties; and

(e) BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, individually an “Agent” and collectively, the “Agents”) for its own benefit and the benefit of the other Credit Parties; and

(f) WELLS FARGO RETAIL FINANCE, LLC, with offices at One Boston Place, 19th Floor, Boston, Massachusetts 02108, as collateral monitoring agent (in such capacity, the “Collateral Monitoring Agent”) for its own benefit and the benefit of the other Credit Parties; and

(g) the LENDERS party to the Credit Agreement; and

(h) BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as Issuing Bank;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

Background:

A. Amendment. The parties hereto entered into that certain First Amendment to Credit Agreement on October 11, 2007, that certain Second Amendment and Waiver to Credit Agreement on November 26, 2007, that certain Third Amendment to Credit Agreement on December 12, 2007, that certain Fourth Amendment to Credit Agreement on June 20, 2008 and that certain Fifth Amendment to Credit Agreement on December 19, 2008. The parties hereto desire to further amend the Credit Agreement on the terms and conditions set forth herein.

B. Second Lien Refinancing Transaction. The Loan Parties have advised the Agents and the Lenders that the Lead Borrower intends to refinance and replace the SOF Investments Loan by (i) terminating all commitments and repaying in full all obligations thereunder and (ii) entering into a new Credit Agreement among Parent, as the borrower thereunder, the other Loan Parties, as Guarantors thereunder (Parent and the other Loan Parties, in such capacities, the “Second Lien Loan Parties”) and Lion Capital LLP, as the collateral agent (together with its successors in such capacity, the “Second Lien Collateral Agent”) and as the administrative agent (together with its successors in such capacity, the “Second Lien Administrative Agent” and, together with the Second Lien Collateral Agent, the “Second Lien Agents”) and the lenders party thereto (the “Second Lien Lenders”). In connection with the entering into of the Second Lien Credit Agreement, (i) the Second Lien Agents and the Loan Parties will enter into a new Intercreditor Agreement with the Agents, (ii) the Second Lien Loan Parties will also enter into the Second Lien Loan Documents to, among other things, guaranty the obligations of the Borrower (as defined in the Second Lien Credit Agreement) under the Second Lien Credit Agreement and grant liens on all of their assets to the Second Lien Collateral Agent, subject in each case to the terms of the Intercreditor Agreement. The Loan Parties have requested that the Agents and the Required Lenders consent to (i) the prepayment of the SOF Investments Loan, (ii) the entering into of the Intercreditor Agreement and the other Second Lien Loan Documents and (iii) the incurrence of the obligations, the granting of the guarantees, security interests and other liens under the Second Lien Loan Documents and the performance of the other transactions contemplated by the Second Lien Loan Documents (collectively the “Second Lien Refinancing Transaction”).

The Agents and the Required Lenders have agreed to consent to and approve the Second Lien Refinancing Transaction and to the modifications to the Credit Agreement provided for herein, subject to the terms and conditions set forth herein.

Accordingly, it is hereby agreed, as follows:

1.	Amendment to Credit Agreement. Subject to satisfaction of each and all of the Preconditions to Effectiveness set forth in Section 3 hereof, the Credit Agreement is amended as follows:

a.	By adding to Section 1.01 the following new definitions in appropriate alphabetical order:

“ “Dov Charney Subordination Agreement” means that certain Second Amended and Restated Subordination Agreement dated as of February 10, 2009 (as amended, restated, modified or otherwise amended in accordance with the terms thereof), by and among the Lead Borrower (as Borrower thereunder), Dov Charney, an individual (as Subordinated Creditor thereunder), and the Administrative Agent, pursuant to which, among other things, the Subordinated Creditor has agreed to subordinate the Subordinated Debt Obligations (as defined in the Dov Charney Subordination Agreement) to the Obligations.”

“ “Second Lien Agents” means the collateral agent for the Second Lien Lenders under the Second Lien Credit Agreement, and the administrative agent for the Second Lien Lenders under the Second Lien Credit Agreement.”

“ “Second Lien Credit Agreement” means the Credit Agreement, dated as of March 13, 2009, among Parent, the Loan Parties which are facility guarantors, Lion Capital LLP, as administrative agent and collateral agent thereunder (together with their successors and assigns), the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Intercreditor Agreement.”

“ “Second Lien Lenders” means the lenders from time to time party to the Second Lien Credit Agreement.”

“ “Second Lien Loan” means the “Loans” as defined in the Second Lien Credit Agreement, as such loans may be refinanced in accordance with the terms of this Agreement and the Intercreditor Agreement or otherwise on terms satisfactory to the Administrative Agent in the good faith exercise of its reasonable business judgment, but in its sole discretion nonetheless.”

“ “Second Lien Loan Documents” means Second Lien Credit Agreement and the other “Loan Documents” as defined therein.”

“ “Voting Agreement” means the Investment Voting Agreement dated as of March 13, 2009 (as amended, supplemented or modified from time to time), by and between Dov Charney and Lion Capital (Guernsey) II Limited.”

b.	By amending the definition of “Change in Control” by:

i.	inserting the phrase “or approved in accordance with the Voting Agreement” at the end of clause (b) thereof;

ii.	deleting the phrase “twenty-five percent (25%)” set forth in clause (c) thereof in its entirety and substituting the phrase “thirty-five percent (35%)” in its stead; and

iii.	deleting the phrase “set forth in clause (n) of the definition of Permitted Encumbrances” set forth in clause (d) thereof in its entirety and substituting the phrase “set forth in clause (o) of the definition of Permitted Encumbrances” in its stead.

c.	By deleting the definition of “Consolidated Fixed Charge Coverage Ratio” in its entirety and substituting the following new definition in its stead:

“ “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA for such period, minus (ii) Capital Expenditures, net of Capital Lease Obligations, made during such period, minus (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such period, to (b) Debt Service Charges during such period, all as determined on a Consolidated basis in accordance with GAAP.”

d.	By deleting the definition of “Debt Service Charges” in its entirety and substituting the following new definition in its stead:

“ “Debt Service Charges” means for any period, the sum of (i) Consolidated Interest Expense, plus (ii) principal payments made or required to be made on account of Indebtedness (including, without limitation, on account of Capital Lease Obligations) for such period, in each case determined in accordance with GAAP.”

e.	By deleting the definition of “Equipment Reduction Amount” in its entirety and substituting the following new definition in its stead:

“Equipment Reduction Amount” means an amount equal to the sum of (A)(i) eighty percent (80%) multiplied by (ii) one-thirtieth (1/30th) of the Appraised Fixed Assets

Liquidation Value of any Eligible Fixed Assets, calculated for each Eligible Fixed Asset as of the date that any such Equipment was first included as Eligible Fixed Assets, plus (B) from and after April 1, 2009, $165,000. The Equipment Reduction Amount may be adjusted from time to time by the Administrative Agent to reflect any changes in the Appraised Fixed Assets Liquidation Value previously included as Eligible Fixed Assets.

f.	By deleting the definition of “Intercreditor Agreement” in its entirety and substituting the following definition in its stead:

“ “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 13, 2009, by and among the Agents and the Second Lien Agents and acknowledged by the Lead Borrower and the other Loan Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.”

g.	By deleting the phrase “SOF Investments Loan” set forth in the definition of “Material Agreements” and inserting in lieu thereof the phrase “Second Lien Loan (including, without limitation, the Second Lien Loan Documents)”.

h.	By deleting the definition of “Maturity Date” in its entirety and substituting the following new definition in its stead:

“ “Maturity Date” means July 2, 2012.”

i.	By amending the definition of “Permitted Dividends” by:

i.	deleting the word “and” set forth immediately after the semicolon contained in clause (c) thereof;

ii.	deleting the period at the end of clause (d) set forth therein and substituting the phrase “; and” in its stead; and

iii.	inserting a new clause (e) immediately after clause (d) as follows:

“(e) non-cash repurchases or termination of Capital Stock upon the exercise of stock options or warrants.”.

j.	By deleting clause (o) of the definition of “Permitted Encumbrances” in its entirety and substituting the following clause (o) in its stead:

“(o) Liens in favor of the Second Lien Agent securing the obligations of Parent and the other Loan Parties under Second Lien Loan Documents, provided that such Liens are subject at all times to the terms of the Intercreditor Agreement.”

k.	By amending the definition of “Permitted Indebtedness” by:

i.	amending clause (d) thereof as follows:

a)	by inserting the word “and” immediately before clause (ii) contained therein; and

b)	by deleting the phrase “and (iii) Guarantees by any Loan Party of Indebtedness in respect of Leases of any Foreign Subsidiary existing as of the Fourth Amendment Effective Date and described on Schedule 1.03 annexed hereto” in its entirety therefrom.

ii.	deleting clause (h) thereof in its entirety and substituting the following new clause (h) in its stead:

“(h) Indebtedness under the Second Lien Loan Documents;”

l.	By amending the definition of “Permitted Investments” by deleting the word “and” set forth immediately after the semicolon contained in clause (l) thereof, re-lettering clause (m) thereof as clause (n), and inserting the following new clause (m) in its stead:

“(m) Guarantees by any Loan Party of obligations in respect of Leases of any Foreign Subsidiary existing as of the Fourth Amendment Effective Date and described on Schedule 1.03 annexed hereto; and”

m.	By deleting the definition of “Warrants” in its entirety and substituting the following definition in its stead:

“ “Warrants” means (i) those certain Warrants to Purchase Shares of Common Stock of American Apparel, Inc. issued to SOF Investments on December 19, 2008 and (ii) that certain Warrant to purchase an aggregate of 16,000,000 shares of common stock of Parent dated March 13, 2009, issued to Lion Capital (Guernsey) II Limited.”

n.	By amending Section 5.01 (Financial Statements and Other Information) thereto by deleting the phrase “and” at the end of clause (n) thereof and inserting the following new clause (o) therein:

“(o) Without duplication of the other requirements in this Section 5.01, any other materials required to be delivered by any Loan Party to any Second Lien Agent pursuant to Section 5.01 of the Second Lien Credit Agreement (other than materials deemed delivered upon filing such materials with the Securities Exchange Commission), reasonably contemporaneously with the delivery thereof to such Second Lien Agent.”

o.	By amending Section 5.02 (Notice of Material Events) thereto by deleting the phrase “and” at the end of clause (j) thereof and inserting the following new clause (k) therein:

“(k) Without duplication of the other requirements in this Section 5.02, any other event with respect to which notice is required to be delivered by any Loan Party to any Second Lien Agent pursuant to Section 5.02 of the Second Lien Credit Agreement (other than materials deemed delivered upon filing such materials with the Securities Exchange Commission), reasonably contemporaneously with the delivery of such notice to such Second Lien Agent.”

p.	By amending Section 6.07(b) (Restricted Payments; Certain Provisions of Indebtedness) by:

i.	deleting the phrase “SOF Investments Loan” set forth in clause (i) thereof in its entirety and substituting the phrase “Second Lien Loan” in its stead; and

ii.	deleting clause (ii) thereof in its entirety and substituting the following clause (ii) in its stead:

“(ii) regularly scheduled interest and fees (whether paid in cash or in kind) as and when due in respect of the Second Lien Loan”; and

iii.	deleting clause (iii) thereof in its entirety and substituting the following clause (iii) in its stead:

“(iii)(A) payments on account of Subordinated Indebtedness (other than the Subordinated Debt Obligations (as defined in the Dov Charney Subordination Agreement) to the extent permitted under any subordination agreement or provisions governing such Indebtedness (the “Subordination Provisions”), provided that with respect to such Subordinated Indebtedness, interest payments (to the extent permitted pursuant to the applicable Subordination Provisions) may only be made if no Event of Default is then occurring, and principal payments (to the extent permitted pursuant to the applicable Subordination Provisions) may only be made if the Payment Conditions are satisfied, and (B) payments on account of the Subordinated Debt Obligations (as defined in the Dov Charney Subordination Agreement), subject in all cases to the terms and conditions of the Dov Charney Subordination Agreement;”

q.	By amending Section 6.08 (Transactions with Affiliates) thereto by:

i.	deleting the word “and” set forth immediately before clause (j) thereof;

ii.	inserting the following new clauses (k), (l) and (m) immediately after clause (j) contained therein: “, (k) issuances of Capital Stock by Parent to Affiliates of Parent, (l) transactions pursuant to the Second Lien Loan Documents, and (m) repayments of Indebtedness permitted under Section 6.07”.

r.	By amending Section 6.09 (Restrictive Agreements) thereto by adding the phrase “or any Second Lien Loan Document” immediately after the phrase “by any Loan Document” set forth in clause (i) of the proviso contained therein.

2.	Consent to Second Lien Refinancing Transaction. Subject to satisfaction of each and all of the Preconditions to Effectiveness set forth in Section 3 hereof, the Agents and the Lenders hereby (x) consent to the Second Lien Refinancing Transaction and the repayment of the SOF Investments Loan and the termination of any documents, instruments or other agreements executed in connection with the SOF Investments Loan, and (y) expressly waive compliance with the provisions of Section 6.07 of the Credit Agreement with respect to such repayment of the SOF Investments Loan.

3.	Preconditions to Effectiveness. This Sixth Amendment shall not take effect unless and until each and all of the following items has been satisfied or delivered, as the case may be, and in all events, to the satisfaction of the Agents, in their sole and exclusive discretion exercised in good faith. The willingness of the Agents and the Lenders to enter into this Sixth Amendment is expressly conditioned upon the receipt by the Administrative Agent of the following items:

a.	On or prior to the date hereof, the Lead Borrower, the other Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent duly executed copies of (i) that certain Fee Letter dated as of the date hereof by and among the Lead Borrower and the Agents (the “Sixth Amendment Fee Letter”), (ii) this Sixth Amendment, including all exhibits to be replaced in accordance with the terms hereof, and (iii) evidence that the Borrowers have obtained all necessary consents and approvals to the Sixth Amendment Fee Letter, this Sixth Amendment and the documents, agreements and instruments executed in connection herewith.

b.	Without limiting the generality of the foregoing, the Administrative Agent shall have received a duly executed copy of that certain First Amendment to the Dov Charney Subordination Agreement, in form and substance satisfactory to the Administrative Agent in its sole discretion.

c.	The Second Lien Agents and the Loan Parties shall have executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the Intercreditor Agreement dated as of the date hereof.

d.	The Administrative Agent shall have received duly executed copies of the Second Lien Credit Agreement and the Security Agreement, the Intellectual Property Security Agreement, the Facility Guaranty and the Pledge Agreement (as such terms are defined in the Second Lien Credit Agreement), each in form and substance reasonably satisfactory to the Administrative Agent.

e.	The Lead Borrower, the Borrowers, and the Facility Guarantors shall have delivered to the Administrative Agent such other and further documents as the Administrative Agent reasonably may require and shall have identified prior to the execution of this Sixth Amendment, in order to confirm and implement the terms and conditions of this Sixth Amendment.

f.	On or prior to the date hereof, the Borrowers shall have paid to the Administrative Agent, for the ratable benefit of each Lender executing this Sixth Amendment, an amendment fee in the amount of 0.375% of each of such executing Lender’s Commitment. In this regard, the amendment fee shall be fully earned as of the date of execution of this Sixth Amendment, and the Administrative Agent is hereby authorized to make a Revolving Credit Loan under the Credit Agreement to pay the amendment fee.

g.	On or prior to the date hereof, the Borrowers shall have paid the fees set forth in the Sixth Amendment Fee Letter.

h.	No Default or Event of Default shall exist.

i.	Except as set forth on Schedule 3.06 to the Credit Agreement, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

j.	No default of any material contract or agreement of any Loan Party or any Subsidiary of any Loan Party shall exist except where the existence of a default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.	Ratification of Loan Documents. No Claims against any Lender.

a.	Except as provided herein, all terms and conditions of the Credit Agreement and of each of the other Loan Documents remain in full force and effect. Each Loan Party hereby ratifies, confirms, and re-affirms all terms and provisions of the Loan Documents.

b.	Each Loan Party hereby makes all representations, warranties, and covenants set forth in the Loan Documents as of the date hereof (other than representations, warranties and covenants that relate solely to an earlier date). To the extent that any changes in any representations, warranties, and covenants require any amendments to the schedules or exhibits to the Loan Documents, such schedules and exhibits are hereby updated, as evidenced by any supplemental schedules and exhibits (if any) annexed to this Sixth Amendment.

c.	Each Loan Party represents and warrants to the Administrative Agent and each Lender that as of the date of this Sixth Amendment, no Default or Event of Default exists.

d.	Each Loan Party acknowledges and agrees that to its actual knowledge (i) there is no basis nor set of facts on which any amount (or any portion thereof) owed by any of the Loan Parties under any Loan Document could be reduced, offset, waived, or forgiven, by rescission or otherwise; (ii) nor is there any claim, counterclaim, off set, or defense (or other right, remedy, or basis having a similar effect) available to any of the Loan Parties with regard thereto; (iii) nor is there any basis on which the terms and conditions of any of the Obligations could be claimed to be other than as stated on the written instruments which evidence such Obligations.

e.	Each of the Loan Parties hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agents, the Lenders, or their respective parents, affiliates, predecessors, successors, or assigns, or their officers, directors, employees, attorneys, or representatives, with respect to the Obligations, or otherwise, and that if any of the Loan Parties now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Sixth Amendment, all of them are hereby expressly WAIVED, and each of the Loan Parties hereby RELEASES such Persons from any liability therefor.

5.	Acknowledgment of Obligations. The Loan Parties hereby acknowledge and agree that the Loan Parties are unconditionally liable to the Credit Parties for the following amounts which constitute a portion of the Obligations in accordance with the terms of the Credit Agreement, as of the date hereof:

a.	For outstanding Credit Extensions: $58,174,488.00

b.	For all amounts now due, or hereafter coming due, to any Agent, any Lender or any of their respective Affiliates with respect to cash management, ACH, depository, investment, banker’s acceptance, letter of credit, Hedge Agreement, or other banking or financial services provided by any Agent, any Lender or any such Affiliate to any Loan Party.

c.	For all interest heretofore or hereafter accruing under the Loan Documents, for all fees heretofore or hereafter accruing under the Loan Documents, and for all Credit Party Expenses and other fees, costs, expenses, and costs of collection heretofore or hereafter incurred by the Lenders in connection with and pursuant to the terms of, and any other amounts due under, the Loan Documents, including, without limitation, (i) all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Sixth Amendment and all documents, instruments, and agreements incidental hereto or thereto, and (ii) all interest, fees and expenses that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding.

6.	Miscellaneous.

a.	Terms used in this Sixth Amendment which are defined in the Credit Agreement are used as so defined.

b.	This Sixth Amendment may be executed in counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one agreement.

c.	This Sixth Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.	Any determination that any provision of this Sixth Amendment or any application hereof is invalid, illegal, or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provisions of this Sixth Amendment.

e.	The Borrowers shall pay on demand all reasonable costs and expenses of the Agents and the Lenders, including, without limitation, reasonable attorneys’ fees incurred by the Agents in connection with the preparation, negotiation, execution, and delivery of this Sixth Amendment. The Administrative Agent is hereby authorized by the Borrowers to make one or more Revolving Credit Loans to pay all such costs, expenses, and attorneys’ fees and expenses.

f.	In connection with the interpretation of this Sixth Amendment and all other documents, instruments, and agreements incidental hereto:

i.	All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of The Commonwealth of Massachusetts and are intended to take effect as sealed instruments.

ii.	The captions of this Sixth Amendment are for convenience purposes only, and shall not be used in construing the intent of the parties under this Sixth Amendment.

iii.	In the event of any inconsistency between the provisions of this Sixth Amendment and any of the other Loan Documents, the provisions of this Sixth Amendment shall govern and control.

g.

Each Loan Party agrees that any suit for the enforcement of this Sixth Amendment or any other Loan Document may be brought in the courts of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Sixth Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Sixth

Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Sixth Amendment against a Loan Party or its properties in the courts of any jurisdiction.

h.	Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Sixth Amendment or any other Loan Document shall be brought solely in a court of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or any federal court sitting therein as the Administrative Agent may elect in its sole discretion and consents to the exclusive jurisdiction of such courts with respect to any such action

i.	The Agents, the Lenders, the Borrowers, and the Facility Guarantors have prepared this Sixth Amendment and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel. Accordingly, all of them shall be deemed to have been drafted by the Agents, the Lenders, the Borrowers, and the Facility Guarantors and shall not be construed against any party.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have caused this Sixth Amendment to be duly executed under seal as of the date first set forth above.

AMERICAN APPAREL (USA), LLC (f/k/a AAI Acquisition LLC (successor-by-merger to American Apparel, Inc.), as Lead Borrower and as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Sole Manager

AMERICAN APPAREL RETAIL, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	CEO & President

AMERICAN APPAREL DYEING & FINISHING, INC., as a Borrower

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	CEO & President

KCL KNITTING, LLC, as a Borrower

By:	American Apparel (USA), LLC, its sole member

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Sole Manager

Signature Page to Sixth Amendment to Credit Agreement

AMERICAN APPAREL, LLC, as a Facility Guarantor

By:	American Apparel (USA), LLC, its sole member

	By:	/s/ Dov Charney
	Name:	Dov Charney
	Title:	Sole Manager

FRESH AIR FREIGHT, INC., as a Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	CEO & President

AMERICAN APPAREL, INC. (f/k/a Endeavor Acquisition Corp.), as a Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	CEO & President

Signature Page to Sixth Amendment to Credit Agreement

BANK OF AMERICA, N.A. (successor by merger to LaSalle Business Credit, LLC, as Agent for LaSalle Bank Midwest National Association, acting through its division, LaSalle Retail Finance), as Administrative Agent, as Collateral Agent, as Swingline Lender and as Lender

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director Bank of America, N.A.

BANK OF AMERICA, N.A. (successor by merger to LaSalle Bank National Association), as Issuing Bank

By:	/s/ Stephen J. Garvin
Name:	Stephen J. Garvin
Title:	Managing Director Bank of America, N.A.

Signature Page to Sixth Amendment to Credit Agreement

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender

By:	/s/ Kathryn Ellero
Name:	Kathryn Ellero
Title:	Vice President

Signature Page to Sixth Amendment to Credit Agreement